Exhibit 99.1

       1.   Power of Attorney.      Know all persons by these presents that the
person whose signature appears below constitutes and appoints W. Robert Cotham, Mark L. Hart, Jr., William P. Hallman, Jr., and William O. Reimann, IV, and each of them, as his or its true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Schedule 13D, and any reports filed pursuant to Section 16 of the Securities Exchange Act of 1934, filed on behalf of the Reporting Person with respect to its beneficial ownership of Rohn Industries, Inc. and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or such person or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       DATED:     January 4, 1999

                                    PORTFOLIO Q INVESTORS, L.P.,
                                    a Delaware limited partnership

                                    By: PORTFOLIO ASSOCIATES, INC.,
                                           a Delaware corporation,
                                           General Partner


                                    By:  /s/ W. R. Cotham
                                             W. R. Cotham, Vice President